EXHIBIT 99.1
                                                               ------------

   -------                                      NISOURCE [LOGO]
   N E W S                                      801 E. 86th Avenue
   -------                                      Merrillville, IN  46410


   FOR IMMEDIATE RELEASE
   ---------------------
   November 3, 2002

   FOR ADDITIONAL INFORMATION

   MEDIA                              INVESTORS
   -----                              ---------
   Kris Falzone                       Dennis Senchak
   Director, Corporate Affairs        Vice President, Investor Relations
   (219) 647-5581                     (219) 647-6085

                                      Bill O'Malley
                                      Director, Investor Relations
                                      (219) 647-5688

                                      Rae Kozlowski
                                      Manager, Investor Relations
                                      (219) 647-6083


        NISOURCE ANNOUNCES EQUITY OFFERING AND 2003 EARNINGS OUTLOOK

   MERRILLVILLE, Ind. -- NiSource Inc. (NYSE:NI) today announced that it is offering 30 million shares of new common stock in an underwritten offering commencing tomorrow that would amount to approximately $500 million in gross proceeds.

   The net proceeds from the offering will be used for the repayment of debt.

   NiSource also today announced that it expects 2003 net income to increase by 5 percent, generating earnings in the range of $1.65 to $1.75 per share. NiSource's earnings per share guidance reflects an increase in the company's number of shares outstanding, including the shares to be issued in the offering, as well as the anticipated conversion of its Premium Income Equity Securities (PIES) into approximately 13.1 million shares of common stock in February 2003. The guidance also takes into account the impact of the Indiana Utility Regulatory Commission (IURC) electric rate review settlement and higher expected pension and insurance expenses. NiSource's earnings outlook assumes normal weather.

   "In 2003, we will continue to focus on what we do best: optimizing revenue opportunities and managing expenses in our regulated, asset-based businesses," stated Gary L. Neale, NiSource chairman, president and chief executive officer. "As a result of these factors, 2003 will produce a stronger balance sheet, solid earnings and stable dividend. NiSource will continue to deliver an attractive return to our shareholders."


                                   -more-





   NISOURCE ANNOUNCES EQUITY OFFERING AND 2003 EARNINGS OUTLOOK
   PAGE 2

   In connection with the offering, the company will grant the underwriters an option for a period of 30 days to purchase up to an additional 4.5 million shares of the company's common stock to cover over-allotments.

   The offering will be made under the company's existing effective shelf registration statement and is expected to price during the coming week.

   The joint book-running managers for the offering are Banc of America Securities and Credit Suisse First Boston. The offering is made only through a prospectus, a copy of which may be obtained from the underwriters and is available on the Internet at www.sec.gov.

   NiSource Inc. is a Fortune 500 holding company with headquarters in Merrillville, Ind., whose core operating companies engage in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.7 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries, including a copy of the roadshow presentation being used to market the equity offering, is available via the Internet at www.nisource.com.

   The press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to various risks and uncertainties. The factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed herein include, among others things, increased competition in deregulated energy markets, weather, fluctuations in supply and demand for energy commodities, successful consummation of dispositions, growth opportunities for NiSource's regulated and non-regulated businesses, dealings with third parties over whom NiSource has no control, actual operating experience of acquired assets, NiSource's ability to integrate acquired operations into its operations, the regulatory process, regulatory and legislative changes, changes in general economic, capital and commodity market conditions, and counter-party credit risk, many of which are beyond the control of NiSource. These and other risk factors are detailed from time to time in the company's SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.


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